Exhibit 10.10

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is dated for reference purposes as of January 12, 2011, and is entered into by and between O’DONNELL ACQUISITIONS, LLC, a California limited liability (“Buyer), and HILLSIDE FXF, LLC, a Missouri limited liability company (“Seller”).

R E C I T A L S

A.        Buyer and Seller are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated November 21, 2011 (the “Purchase Agreement”), pursuant to which, among other things, Seller agreed to convey to Buyer the Property, which real property consists of that certain land and improvements located at 300 Bartlett St., Northborough, Massachusetts. Capitalized terms which are not expressly defined in this Amendment shall have the meaning given to them in the Purchase Agreement.

B.        During the Inspection Period, Buyer reviewed the Survey (being that certain Survey prepared by Beals & Thomas, dated February 3, 2011, last revised July 12, 2011), the Commitment (being that certain Commitment for Title Insurance Order No. NCS-515188-SA1, dated November 23, 2011 and revised December 19, 2011 issued by Title Company), and all other Seller’s Documents provided to Buyer by Seller.

C.        As a result of such review, Buyer and Seller extended the Inspection Period to January 12, 2011 and desire to amend, modify and supplement the Purchase Agreement as more fully set forth below.

NOW, THEREFORE, incorporating the foregoing recitals and in consideration thereof, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Title Requirements. As part of Seller’s closing deliveries pursuant to Section 13 of the Purchase Agreement, Seller shall deposit (a) such applicable meter readings, payment receipts or other documents sufficient to satisfy the Title Company’s reasonable requirements as set forth in Requirement No. 3 of Section One, Schedule B of the Commitment (provided, however, Buyer, at Seller’s cost and expense, shall cause Title Company to order any required municipal lien certificate(s)), and (b) such reasonable and customary affidavits and indemnity agreements sufficient to satisfy the Title Company’s reasonable requirements as set forth in Requirement Nos. 5 and 6 of Section One, Schedule B of the Commitment.

2.        Title Exceptions. As part of Seller’s closing deliveries pursuant to Section 13 of the Purchase Agreement, Seller shall deposit a reasonable and customary affidavit sufficient to cause the Title Company to remove Exception Nos. 1 and 3 of Section Two, Schedule B of the Commitment.

3.        Title Conditions. Additional closing conditions (but not obligations of Seller) under Section 12 of the Purchase Agreement shall be (a) the receipt by Buyer of a reasonable and customary estoppel certificate from Northborough Land Realty Trust confirming no material violations under that certain Dedications of Easement and Maintenance Agreement referenced in Exception 8 of Section Two, Schedule B of the Commitment, (b) receipt of documentation sufficient to cause Title Company to insure over loss, cost or damage as a result of the enforcement of the rights set forth in Exception 7 of Section Two, Schedule B of the Commitment and (c) receipt of documentation sufficient to cause Title Company to remove as an encumbrance or insure over the Order of Conditions referenced in Exception 9 of Section Two, Schedule B of the Commitment. With respect to items (b) and (c), if Title Company refuses to so insure over such Exceptions 7 or 9, Seller may, in its sole and absolute discretion, elect to satisfy such closing condition by engaging and causing Chicago Title Insurance Company, the issuer of Seller’s Owner’s Policy of Title Insurance, to issue the Title Policy insuring over Exception 7 or 9, as applicable.

4.        Survey Exceptions. The following are hereby added as additional closing conditions (but not obligations of Seller) under Section 12 of the Purchase Agreement:

a.

Seller shall have provided the following: (i) an updated surveyor’s certificate in the form substantially similar to the form attached hereto as Exhibit “2”, certified to Buyer, Title Company and any applicable agent of Title Company; and (ii) an updated owner’s affidavit from Seller in the form substantially similar to the form attached hereto as Exhibit “3”, certified to Buyer, Title Company and any applicable agent of Title Company. Seller acknowledges that such documentation is being provided by Seller in order to cause Title Company to insure over loss, cost or damage as a result of the enforcement of the rights of others to use the cart paths and old paved road depicted on the Survey. With respect the foregoing, if Title Company refuses to so insure over such matters, Seller may, in its sole and absolute discretion, elect to satisfy such closing condition by engaging and causing Chicago Title Insurance Company to issue the Title Policy insuring over such matters.

b.

Seller shall have provided reasonably sufficient documentation either (i) demonstrating that the improvements on the Property do not utilize the existing water service stub or related lines appurtenant thereto located in the southwest corner of the Property or (ii) evidencing a recorded easement granted by the owner (the “Westerly Property Owner”) of the property located to the west of the Property (the “Westerly Property Owner”) to allow such water service from the Westerly Property to serve the Property and the property located to the east of the Property.

c.

Buyer and Seller acknowledge that the Survey depicts a sewer line extending from the Westerly Property through the Property (the “Sewer Line”). If (i) Seller substantially damages the Sewer Line before Closing, (ii) such damage is not adequately insured or otherwise covered by Section 15 of the Purchase Agreement, and (iii) Seller fails, at or before

Closing, to provide reasonably adequate assurances that any then unfinished or uninsured repairs will be completed, then the occurrence of all such events shall be considered an added closing condition (but not obligations of Seller) under Section 12 of the Purchase Agreement. After Closing, Seller shall indemnify, defend and hold harmless Buyer for any damage to the Sewer Line prior to Closing caused by the completion of the Landlord Improvements.

5.        Condition of Title. Notwithstanding anything to the contrary contained in the Purchase Agreement, Buyer hereby acknowledges and agrees that, subject to Seller’s satisfaction of its obligations under Sections 1 and 2 of this Amendment, and subject to satisfaction of the closing conditions under Sections 3 and 4 of this Amendment, Buyer is deemed to have approved all items set forth in the Commitment (other than the general exception regarding any new items that might appear on an updated Survey) and the Survey and waived its prior disapprovals of any such items.

6.        Inspection Period. Buyer hereby acknowledges and agrees that Buyer is not electing to terminate the Purchase Agreement pursuant to Section 5 of the Purchase Agreement, and that Buyer’s only remaining termination rights under the Purchase Agreement are set forth in Sections 11 (Completion of the Asset), 12 (closing conditions), 15 (casualty/condemnation) and 37(a) (Seller default) of the Purchase Agreement, as such provisions are modified by this Amendment, and Section 7 below.

7.        Disclosures. Seller shall reasonably cooperate (at no cost to Seller) with Buyer in requesting that FedEx consent to Buyer’s disclosures set forth in Exhibit “1” attached hereto. In the event such consent is not obtained and provided to Buyer on or before January 26, 2012, Buyer shall have the right, exercisable by written notice to Seller and Escrow Holder (with email notification being an acceptable method of delivery and deemed delivered on the day such email is sent) on or before January 27, 2012, to terminate the Purchase Agreement, in which event Buyer’s Deposit plus all accrued and unpaid interest thereon shall be returned to Buyer as its sole and exclusive remedy (unless due to Seller’s breach of its obligations under this Section 7), and thereafter the Escrow, the Purchase Agreement and the rights and obligations of the parties hereunder shall terminate, except as and to the extent otherwise expressly therein provided. If Buyer does not so terminate the Purchase Agreement, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to this Section 7. Prior to Closing, Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s other reasonably requested disclosures, including requesting that FedEx consent, pursuant to Section 45 of the Lease, to Buyer’s “text and timing” disclosures; provided, however, Seller’s failure to obtain FedEx’s consent to any such disclosures shall not constitute a default by Seller and shall not constitute a closing condition under the Purchase Agreement.

8.        Completion of the Asset. As defined in Section 11(a) of the Purchase Agreement, “Completion of the Asset” shall not be deemed to have occured until Buyer receives written notice that Substantial Completion of the Landlord’s Improvements has occurred, which notice shall include copies of the supporting documentation evidencing the same as set forth in Sections 5.8(b) and (c) of Exhibit B to the Lease, including any list of Approved Punchlist Work given by FedEx (collectively, the “Completion of the Asset Documentation”). Buyer’s right to terminate the

Purchase Agreement pursuant to Section 11(a) of the Purchase Agreement shall expire after the date that is seven (7) business days after Buyer’s receipt of the Completion of the Asset Documentation, and shall be conditioned upon Buyer having a good faith basis to not accept Seller’s assertion of Completion of the Asset. If Buyer does not so terminate the Purchase Agreement within such seven (7) business day period, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to Section 11(a) of the Purchase Agreement.

9.        Certain Closing Conditions. Buyer’s right to terminate the Purchase Agreement pursuant to Section 11(b)(i) of the Purchase Agreement shall expire after the date that is five (5) business days after that date which is thirty (30) days after the Completion of the Asset. If Buyer does not so terminate the Purchase Agreement within such five (5) business day period, then Buyer shall no longer have the right to terminate the Purchase Agreement pursuant to Section 11(b)(i) of the Purchase Agreement.

10.        SNDA. An additional closing condition (but not an obligation of Seller) under Section 12 of the Purchase Agreement shall be the receipt from FedEx of a subordination agreement benefitting Buyer’s lender in accordance with the terms and conditions of Section 29 of the Lease. This closing condition shall be treated in the same manner as those closing conditions set forth in Sections 12(b), (c) and (d) of the Purchase Agreement are treated under Section 11(b) of the Purchase Agreement.

11.        Seller Deliveries. As part of Seller’s closing deliveries pursuant to Section 13 of the Purchase Agreement, Seller shall deposit copies of all deliveries, if any, made by Seller to FedEx pursuant to Sections 5.13, 5.14, 5.15 and 5.16 of Exhibit B to the Lease. After Closing, Seller shall continue to provide Buyer with copies of all deliveries, if any, made by Seller to FedEx pursuant to Sections 5.13, 5.14, 5.15 and 5.16 of Exhibit B to the Lease. Seller shall indemnify, defend and hold harmless Buyer from any loss, cost, expense, claim, liability or damage resulting from any failure by Seller to comply with the obligations under Sections 5.13, 5.14, 5.15 and 5.16 of Exhibit B to the Lease to the extent related to the completion of the Landlord Improvements. Notwithstanding the foregoing, Seller’s failure to make such deliveries shall not constitute a default by Seller and shall not constitute a closing condition under the Purchase Agreement.

12.        FedEx Consents. An additional closing condition (but not an obligation of Seller) under Section 12 of the Purchase Agreement shall be Buyer’s receipt of reasonable documentation evidencing FedEx’s consent to matters requiring FedEx’s consent pursuant to Section 15.1 of the Lease, if any. This closing condition shall be treated in the same manner as those closing conditions set forth in Sections 12(b), (c) and (d) of the Purchase Agreement are treated under Section 11(b) of the Purchase Agreement.

13.        Warranties. The following provision shall be added to the General Assignment: “To the extent not prohibited by or inconsistent with law, the Lease or the terms of the applicable warranties or guaranties, Seller hereby appoints Buyer as Seller’s attorney-in-fact to act on behalf of Seller in the event of a claim under any such warranty or guaranty. Seller agrees to reasonably cooperate (at no cost to Seller) with Buyer in enforcing such warranties and guaranties.”

14.        Leasing Brokerage Commissions. On or before the Close of Escrow, Seller shall pay all commissions or finder’s fees required to be paid by Seller under Section 40 of the Lease and under the Commission Agreement (defined below), but only as and to the extent such commissions or fees are due and payable prior to the Close of Escrow. Seller represents and warrants to Buyer that, other than the commissions due to Dillon Corporate Services, Inc. (“Lease Broker”) pursuant to that certain Standard Commission Agreement (“Commission Agreement”) between Jones Development Company, LLC and Lease Broker, last executed on March 10, 2011, no other commisons or finder’s fees are payable by Seller under Section 40 of the Lease.

15.        Permitted Transferee. A Permitted Transferee shall include an entity in which Douglas O’Donnell has a “direct or indirect” ownership or controlling interest. In addition to the conditions set forth in clauses (i)-(iii) of Section 36 of the Purchase Agreement, Buyer and any Permitted Transferee shall be obligated to provide Seller with timely copies of any and all documentation evidencing any such assignment by Buyer and assumption by Permitted Transferee, together with reasonably satisfactory evidence that any purported assignee in fact qualifies as a Permitted Transferee, and, if requested by FedEx, Buyer and Permitted Transferee shall furnish or cause to furnished the documention or further assurances described in Section 17.1 of the Lease.

16.        Assignment of Contracts. As required under Section 5 of the Purchase Agreement, Buyer hereby provides Seller notice that Buyer desires Seller to assign pursuant to the Assignment of Contracts (a) that certain design-build agreement between Seller and Premier Design + Build Group, LLC (the “Design-Build Agreement”), (b) that certain Client Authorization agreement for transportation engineering and permitting services between Jones Development Company and VHB/Vonasse Hangen Brustlin, Inc. (the “Engineering Agreement”) and (c) any other agreements related to the design, improvement and/or development of the Property (together with the Design-Build Agreement and the Engineering Agreement, the “Contracts”). Accordingly, such Contracts shall constitute all of the Contracts to be described on Exhibit “2” to the Assignment of Contracts.

17.        Authority. The parties executing this Amendment each represent and warrant to the other that they are duly authorized to do so on behalf of the party on whose behalf they have signed and that no further consents or approvals are required in order for such person to duly bind the entity on whose behalf such individual has executed this Amendment.

18.        Ratification; No Other Modifications. The terms of the Purchase Agreement are hereby affirmed and ratified by each party and, except as expressly provided in this Amendment, the Purchase Agreement shall remain unmodified and in full force and effect.

19.        Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other party or parties to this Amendment attached thereto. Signatures may be delivered by facsimile or e-mail and they shall be binding as if they were originals.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date of the Agreement.

“SELLER”	HILLSIDE FXF, LLC,
a Missouri limited liability company

	By:	/s/ Kevin R. Jones

Kevin R. Jones, Manager

“BUYER”	O’DONNELL ACQUISITIONS, LLC, a California limited liability company

	By:	/s/ Douglas D. O’Donnell

Douglas D. O’Donnell, as Trustee of the DOD Trust dated August 29, 2002, its sole member

EXHIBIT “1”

FEDEX LEASE DISCLOSURE REQUIREMENTS

1. Entry

into a material definitive agreement. When the REIT enters into a material definitive agreement, such as a purchase agreement for a property, it is required, within four business days thereafter, to file a Form 8-K. In addition, a supplement should be filed to disclose the entry into the material agreement, along with terms for the potential property acquisition (see below for details regarding what should be disclosed).

2. Acquisition	of a property.When the REIT acquires a material asset, it is required, within four business days thereafter, to file a Form 8-K. Any loan agreements entered into at that time also would be required to be disclosed. Financial statements of the property or the tenant (as determined in accordance with the staff accounting manual) would be required within 71 days thereafter. In addition, a supplement should be filed to disclose the acquisition. The initial acquisition supplement is required to include disclosure required by Item 14 (property description) and Item 15 (operating data) of the Form S-11, as well as Item 11 of Guide 5 (description of real estate investments). A follow up supplement would be filed to disclose the appropriate financial statements, if not included in the initial acquisition supplement.

Details on the tenant would include:

1.	Principal nature of business of any tenant occupying ten percent or more of the property;
2.	Principal business, occupations and professions carried on in, or from the building;
3.	The principal provisions of tenants occupying ten percent or more of the property, including but not limited to, rental per annum, expiration date and renewal options;
4.	If the property is material, property financials or financials of the tenant (or guarantor) if a single tenant; and
5.	Any other material terms of the leases would be disclosed (e.g., net leased).

More general information regarding the property would include:

1.	Occupancy rate of the property expressed as a percentage for each of the last five years;
2.	Average effective annual rental per square foot or unit for each of the last five years prior to the date of filing;
3.

Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed, stating (a) the number of tenants whose leases will expire, (b) the total area in square feet covered by such leases, (c) the annual rental represented by such leases, and (d) the percentage of the gross annual rental represented by such leases;

4.	Tax basis and depreciation disclosure; and
5.	Tax disclosure.

The material agreements must be filed, with either (x) the applicable Form 8-K or (y) the earlier of the next post-effective amendment to the registration statement and the next Form 10-Q/Form 10-K.

Any of the above information that is disclosed may be used in collateral materials without further approval (e.g., press release, sales literature, etc.).

No additional approvals from FedEx will be required related to the text or timing of the above-referenced disclosures.

EXHIBIT “2”

SURVEYOR’S CERTIFICATE

TO:	Chicago Title Insurance Company and Marsh, Moriarty, Ontell & Golder,
P.C.,
as agent for Chicago Title Insurance Company

FROM:	Beals and Thomas (the “Surveyor”)

RE:	Lot A5, Bartlett Street, Northborough, Massachusetts

In connection with the above referenced property (the “Property”) and the building(s) and other improvements situated thereon (the “Improvements”) (the Property and the Improvements collectively referred to as the “Project”), we have prepared a survey entitled “ALTA/ACSM Land Title Survey” (the “Survey”). The Survey was made in accordance with the “Minimum Standard Detail Requirements and Classifications for Land Title Surveys” jointly established by ALTA and ACSM, as most recently amended and meets the accuracy requirements therefore.

I.(a)

The undersigned hereby certifies as of February 3, 2011 that this survey was actually made upon the ground; that it and the other information, courses and distances shown thereon are accurate; that the record title lines and lines of actual possession are the same; that the Property description “closes” by engineering calculation; that this survey correctly shows the size, location and type of all buildings, structures and other improvements on the Property and all are within the boundary lines and applicable set-back lines (whether established by subdivision plat, recorded restrictions or applicable zoning or building codes) affecting the Property; that there are no easements, rights of way or uses affecting the Property known to the undersigned or appearing from a careful physical inspection of the same, other than those shown thereon; that other than as shown thereon, there are no party walls with or encroachments upon adjoining premises, streets or alleys by any of said buildings, structures or other improvements; or encroachments upon or party walls with the Property by any building, structure or other improvement situated upon any of the adjoining premises; that all public streets necessary for access to the Project have been completed and dedicated and there is direct access between such streets and the Project;

2.

The Project has direct pedestrian and vehicular access to and from Bartlett Street, a public way through legally permitted curb cuts as shown on the Survey. No easement over land of others is required for such access or egress ,except as shown on the survey, or for any utilities serving the Project.

3.	According to the zoning map for the Town of Northborough, Massachusetts on file with the City/Town Engineers Office, the Project is situated in Zoning District I (the “Zoning District”).

4.

According to the Zoning Ordinance/By-Law for the Town of Northborough, Massachusetts (the “Zoning Ordinance By-Law”) the following uses are permitted as of right in the zoning district (the “Permitted Uses”):

warehouse	and distribution facility.

5.	The Project is not located in an Overlay, Flood Plain, Water Aquifer, Historic or other Special Zoning District under the Zoning Ordinance/By-law.

6.	There are no encroachments on or off the Property by the Improvements or buildings and/or improvements located on adjacent properties, except for;

1.	A sewer line that extends from the westerly abutting property that runs through the subject property to a sewer manhole in Bartlett Street.
2.	There is a riprap slope on the subject property that discharges surface water into drains which are components of the adjacent property stormwater management system.
3.	There are paint markings that represent an underground water stub that extends toward the subject property from the adjacent property.

7.

The undersigned has observed no evidence that any person or entity is using the watering place and well, or access thereto noted in a deed dated August 22, 1946 and recorded with the Worcester District Registry of Deeds in Book 3020, Page 157.

8.	The undersigned has observed no evidence of the use of the cart paths or rights of way disclosed on the survey by any person or entity.

This Certificate is rendered to Chicago Title Insurance Company and Marsh, Moriarty, Ontell & Golder, P.C., as agent for Chicago Title Insurance Company with the understanding that Marsh, Moriarty, Ontell & Golder, P.C., as agent for Chicago Title Insurance Company will rely on this certification to issue a zoning endorsement and to delete the general survey exception from title insurance policies and to insure over certain rights and easements disclosed on the ALTA survey and the undersigned hereby consents to the reliance thereon. The undersigned has the power and authority to execute this certificate for the Company and is a licensed surveyor in Massachusetts.

Executed as a sealed instrument this 12 day of July, 2011

Beals and Thomas by: Kenneth Conte
Its:	Professional Land Surveyor

EXHIBIT “3”

CHICAGO TITLE INSURANCE COMPANY

AFFIDAVIT TO BE SIGNED BY SELLER IN CONNECTION WITH A TITLE INSURANCE POLICY TO BE ISSUED BY CHICAGO TITLE INSURANCE COMPANY

Subject property is located at Lot A5, Bartlett Street, Northborough, Massachusetts (the “Premises”) and that title to said property is vested in

Arturo J. Gutierrez and John A. Cataldo, as Trustees of Northborough Land Realty Trust (Seller).

Now, therefore, the Seller on oath deposes and says as follows:

We have owned the property now being sold by us continuously since October 12, 2000, and our enjoyment thereof has been peaceable and undisturbed and the title to said property has never been disputed or questioned to our knowledge, nor do we know of any facts by reason of which the title to, or possession of, said property might be disputed or questioned, or by reason of which any claim to any of said property might be asserted adversely to me, and more particularly that:

1.	No party other than the Seller is in possession of all or any portion of the premises above described under any unrecorded leases, tenancy at will or otherwise.

2.	The Seller during the time of ownership of the premises above described has conveyed no portion of the premises.

3.	The Seller has allowed no encroachments on the premises above described by any adjoining land owners nor has/have the undersigned encroached upon any property of adjoining land owners.

4.	The Seller has allowed no easements, rights of way, continuous driveway usage, drain, sewer, water, gas or oil pipeline or other rights of passage to others over the premises above described and has no knowledge of such adverse rights.

5.	No persons, firm or corporation has furnished any labor, services or materials in connection with the construction or repair of any buildings or improvements on the herein described premises which could give rise to a mechanics lien.

6.	The Seller has no knowledge of any old highways, abandoned roads, lanes, cemetery or family burial grounds, springs, streams, rivers, ponds, or lakes bordering or running through said premises.

7.	The Seller has allowed no person to use the watering place and well noted in a deed dated August 22, 1946 and recorded with the Worcester District Registry of Deeds in Book 3020, Page 157 and has no knowledge that any person or entity has claimed the right to use the water place and well or access thereto, whether prescriptively or by right during the period of its ownership.

8.	The Seller has not allowed any person or entity to use the rights of way or cart paths which traverse the premises as shown on ALTA/ACSM Land Title Survey by Beals & Thomas dated February 3, 2011, last revised July 12, 2011 and has no knowledge of any use of said rights of way or cart paths and has no knowledge of assertion of rights to use said rights of way or cart paths, whether prescriptively or by right by any person or entity during the period of its ownership.

9.	The Premises is located in an I (Industrial) zone in the Town of Northborough, Massachusetts.

10.	The Owner has not received notice of any violation of the Building Code, the Zoning Ordinance/By-Law or any state, federal or local sanitary, safety or health ordinance, code, law, rule or regulation applicable to the Premises

The undersigned hereby indemnifies and agrees to hold harmless the Company from and against all loss, cost, damage and expense which may be incurred by the Company resulting from any inaccuracies in the above statements.

Seller
Seller

Subscribed and sworn to before me this                     day of                                    , 2011.

Notary Public